CONFIRMING STATEMENT

    This Statement confirms that the undersigned has authorized and designated Richard R.
Grinnan, Anne G. Waleski, Karl M. Strait, Anna M. King, Alex K. Tinucci or Donna L. Strauss
(each an "Authorized Signer") to execute and file (in any permitted format) on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) and Form 144s that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of, or transactions in, securities of Markel Corporation.
Any such previous authorization is hereby revoked.  Each Authorized Signer is authorized to obtain CIK and EDGAR access codes and take all such other actions as may be necessary or desirable to permit electronic filings of such forms.  The authority of each Authorized Signer under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 or 5 or Forms 144s with regard to the undersigned's ownership of, or transactions in, securities of
Markel Corporation, unless earlier revoked in writing.  The undersigned acknowledges that none of the Authorized Signers or Markel Corporation is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934 or Rule 144.

Date:  February 22, 2017

                            /s/ Michael O'Reilly
                            Signature

                            Michael O'Reilly
                            Printed Name